Exhibit 10.24
January 13, 2010
Vito Ponzio, Jr.
751 Williams Street
Denver, Co 80218

Re:    BioScrip, Inc. and Subsidiaries
Dear Vito:
BioScrip, Inc., a Delaware corporation (the "Company"), is pleased to offer you employment as the Company's Senior Vice President — Community Operations, according to the terms and subject to the conditions set forth below. The terms and conditions of your employment would be as follows:

1. POSITION AND DUTIES:
Senior Vice President (SVP) — Community Operations

You would report to, and would have such duties as assigned to you from time to time by the Company's Chief Operating Officer and President. You acknowledge and understand that you are an employee at will.

2. BASE COMPENSATION:
Your annual base salary would be $240,000 payable bi-weekly or at such other times as other employees of the Company are paid. Your performance and base salary shall be reviewed annually according to company practice.

3. PARTICIPATION IN HEALTH AND OTHER BENEFIT PLANS:
During your employment with the Company, you would be eligible to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company and its subsidiary and affiliate corporations, commensurate with your position and level of individual contribution, at the Company's discretion, in accordance with their respective terms and conditions. The Company may terminate or amend any such plans or coverage so as to eliminate; reduce or otherwise change any benefit payable there under.

4. BONUS:
You would be eligible to participate in BioScrip's Management Short-term Cash Bonus Program as long you remain continuously employed with BioScrip through the last date of the fiscal year on which a bonus is based. Your target bonus would be at level of 30% of your base salary in 2010, pro rated for the number of days in which you were employed in 2010, and which would be based on individual targets recommended by the Chief Operating Officer and President and approved by the Chief Executive Officer and approved by the Board of Directors. Any bonus, if payable, shall be paid as and when bonuses are paid to management generally, but in any event, no later than 30 days after the completion of the Company's prior year audit.

Mr. Vito Ponzio, Jr.
January 13, 2010

5. EXPENSES:
Subject to such policies as may from time to time be established by the Company's management, the Company would pay or reimburse you for all reasonable and necessary expenses actually incurred or paid by you during your employment upon submission and approval of expense statements, vouchers or other reasonable supporting information in accordance with the then customary practices of the Company. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

6. EQUITY COMPENSATION:
Subject to approval of the Compensation Committee of the Board of Directors, you would be granted (i) 50,000 stock options to purchase the Company's common stock, par value $0.0001 per share of the Company, which would be awarded at the current market price on the date your employment commenced. As a consequence of having received this sign on grant, you will not be eligible to receive a long-term incentive compensation award until 2011.

7. VACATION:	You would initially be entitled to four weeks (20 business days) vacation per year during the term of your employment.
8. FEDERAL IMMIGRATION LAW:
For purposes of federal immigration law, you would be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated. If it is not received within such three (3) day period, you will not be able to continue employment with the Company until such time as the appropriate documentation is provided.

9. RESTRICTIVE COVENANT:
As a condition to your employment with the Company, you will be obligated to enter into a restrictive covenant agreement between you and the Company, covering, among other things, non-competition provisions, non-solicitation provisions, and the protection of the Company's trade secrets. That agreement is attached in the form attached hereto as Exhibit A.

10. OTHER TERMS:	You would be entitled to severance under the terms of a Severance letter attached hereto as Exhibit B.

Mr. Vito Ponzio, Jr.
January 13, 2010

This offer supersedes all prior offers, both verbal and written. Please call me at 914-460-1622 to discuss any questions or comments that you may have regarding these terms. Please return your paperwork by mail or fax to:
BioScrip, Inc.
Attn: Lisa Nadler
100 Clearbrook Road
Elmsford, NY 10523
Fax: 914-460-1670

We are very pleased to have you join us and I am personally looking forward to working with you!
Sincerely yours,
BIOSCRIP, INC.
By: /s/ Lisa Nadler
Agreed to and accepted by:
/s/ Vito Ponzio, Jr.
Vito Ponzio, Jr.

EXHIBIT A

RESTRICTIVE COVENANTS
(Attachment to Offer Letter of Vito Ponzio, Jr.)
1.    Background.    BioScrip, Inc. (BioScrip or the "Company") desires to employ (or continue to employ) you and you desire to be employed (or continue to be employed) by the Company. As a condition to such employment (or continued employment) the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the "RC Agreement").
2.    Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with one or more of the following: (i) portions of the Company's Confidential Information (through computer password or other means); (ii) authorization to contact and deal with customers and prospective customers for the development of goodwill on behalf of the Company; or, (iii) specialized training provided by or through the Company related to the Company's Business (as defined in paragraph 4 below).
3.    Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs and mail order pharmacy services, pharmacy benefit management services, claims processing, purchasing of pharmaceutical products on behalf of pharmacy networks and long term care facilities and the operation of retail pharmacies; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company's Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the "Restrictive Covenants") are essential to the Business as well as to the goodwill of the Company; and (vi) the Company would not have offered you employment or continued employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, subject to any state specific limitations or exclusion contained herein, you covenant and agree that:
(a)    Restriction on Competition. For a period of one year from the termination of your employment with the Company (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any "Competing Activities" in your 'Territory." "Competing Activities" means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service that would displace one or more of the Company's business opportunities in the line or lines of the Business in which you participated during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation. Your relevant "Territory" is described in Attachment A. The relevant "Line(s) of the Business" you are expected to participate in are described in Exhibit A.
(b)    Restriction on Customer and Employee Solicitation. For a period of two years following the termination of your employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:
(i)    solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or
(ii)    solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a "Covered Customer") for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or (iii) provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.
4.    Confidential Information.    During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.
All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5.    Employment Status and Loyalty. You acknowledge that except as may be set forth in a written agreement between you and the Company, your employment with the Company is "at will" meaning that both parties (you and the Company) retain the right to terminate the employment relationship at any time. Nothing in this RC Agreement shall be construed to the contrary. During your employment you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated.
6.    Rights and Remedies upon Breach of Restrictive Covenants.
You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).
(a)    The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000,
(b)    The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.
You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.
7.    Severability and Choice of Law.
If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of Delaware shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice of law principles to the contrary of Delaware or of the state where you may reside at the time of enforcement.
Effective as of January 18, 2010.
Agreed:
BioScrip, Inc.
By: /s/ Lisa Nadler
Name: Lisa Nadler
Title: SVP, Human Resources

January 22, 2010
Date

Employee
/s/ Vito Ponzio, Jr.
Signature

Vito Ponzio, Jr.
Printed Name

January 18, 2010
Date

Attachment A
1.    State Specific Limitations.
The following shall apply to you only if you reside in one of the states described below:
(a)    California.    While you are a resident in and subject to the laws of California, (1) the restrictions in Section 3(a) ("Restriction on Competition") will not apply to you, and (2) the restrictions in Section 3(b) ("Restriction on Customer and Employee Solicitation") of the RC Agreement will be modified to provide that during the proscribed two year period following termination of employment you will not (i) solicit, knowingly induce or encourage any employee or independent contractor to leave the employment or other service of the Company, or (ii) use Confidential Information to solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a "Covered Customer") for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company.
(b)    Georgia or Wisconsin.    While you are a resident in and subject to the laws of Georgia or Wisconsin, (1) the restrictions against use of disclosure of Confidential Information contained in Section 4, shall apply to information that does not qualify as a trade secret for a period of three years following the termination of your employment, and shall apply to information that does qualify as a trade secret for as long as said information continues to qualify as a trade secret under applicable law, and (2) the restrictions in Section 3(a) of the RC Agreement will not apply to you.
2.    Your Territory.
Your relevant Territory is
3.    Relevant Line(s) of Business.
The Line(s) of the Business applicable to you are:                 . It is understood that your decision to remain employed with the Company after notification of assignment to a new or additional Territory or the inclusion of a new Line of Business within the scope of your duties, shall be deemed an acceptance of the amendment of this RC Agreement to add the additional geography of such new territory to the Territory covered by this RC Agreement, and/or the addition of such new Line of Business to the Line(s) of Business covered by this RC Agreement as it relates to you.
Understood and agreed:
/s/ Vito Ponzio, Jr.
Signature

Vito Ponzio, Jr.
Printed Name

January 18, 2010
Date

EXHIBIT B

SEVERANCE POLICY
(Attachment to Offer Letter of Vito Ponzio, Jr.)
This will confirm our agreement that, following the commencement date of your employment with BioScrip, Inc. (the Company"), if you are terminated by the Company (or any successor) other than for "Cause" (as defined below), upon execution of the Company's standard Waiver and Release Agreement (i) you will be entitled to receive severance payments equal to twelve 12 months of salary at your then current base salary level, payable in accordance with the Company's then applicable payroll practices and subject to all applicable federal, state and local withholding. Notwithstanding the foregoing, if following your termination you accept new employment, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of termination and your new base salary or if your new base salary is the same or greater than your new salary on the date of termination no further payments will be made. If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for or obligated to pay you any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated hereby not already paid or not already accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.
For purposes of this Agreement, "Cause" shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; (iv) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or any executive officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or any executive officer of the Company, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).
This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.
Kindly signify your agreement to the foregoing by signing below and forward an executed copy to me for our files.
By: /s/ Lisa Nadler
Lisa Nadler, SVP Human Resources
Agreed and Accepted
on this 18 day of January, 2010:

/s/ Vito Ponzio, Jr.
Vito Ponzio, Jr.